Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement ("Agreement") is entered into by and between Sonoma Pharmaceuticals, Inc., a Delaware corporation, its successors, assigns, employees, directors, and agents (the "Company") and Dr. Robert Northey (the "Employee"), (the Company and the Employee are collectively referred to as the "Parties") as of May 29, 2020 (the "Execution Date").

Employee's last day of employment with the Company is May 29, 2020 (the "Termination Date"). After the Termination Date, the Employee will not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose unless otherwise agreed to in writing by the parties. Except as otherwise set forth in this Agreement, the Termination Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Termination Date. The Parties agree to mutually terminate the employment agreement dated November 30, 2016 (the “Employment Agreement”) as of the Termination Date, except as otherwise stated in this Agreement.

1.	Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

a.	has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;

b.	has received all salary, accrued vacation, commissions, bonuses, compensation, shares of stock options therefore or other such sums due to Employee other than the sums to be paid pursuant to Section 2 of this Agreement; and

c.	has not engaged in any unlawful conduct relating to the business of the Company.

2.	Consideration. As consideration for the Employee's execution of and compliance with this Agreement, including the Employee's waiver and release of claims in Section 5 and other post-termination obligations, the Company agrees to provide the following benefits to which the Employee is not otherwise entitled:

a.	The Company agrees to pay Employee a lump sum of $203,963.76 less applicable tax withholdings and other payroll deductions. This payment will be made within 15 business days after Company receives a signed original of this Agreement. For the avoidance of doubt, no bonus of any kind, payable in full or partial, has accrued.

If Employee violates Section 7, Section 8, Section 9, and/or Section 10 of this Agreement, the Company shall be entitled to repayment of all or part of the sum described above.

b.	The Company agrees to pay Employee a lump sum of $26620.70 for his accrued and paid time off, less applicable tax withholdings and other payroll deductions.

c.	If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 10th day of the month immediately following the month in which the Executive timely remits the premium payment (“COBRA Premium Reimbursements”). The Executive shall be eligible to receive such COBRA Premium Reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.3(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.3(b) in a manner as is necessary to comply with the ACA.

1

d.	All outstanding unvested equity grants of Employee shall immediately become vested as of the Termination Date and remain exercisable for the remainder of their term. All outstanding vested equity grants shall remain exercisable until they expire on the original expiration date. Employee is responsible for any local, state and/or federal taxes for these equity grants, including but not limited to the exercise, vesting or expiration.

e.	Business expenses incurred by Employee through the Termination Date will be reimbursed consistent with Company policy.

Employee understands, acknowledges, and agrees that these benefits exceed what Employee is otherwise entitled to receive on termination from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release and restrictive covenants contained in it. Employee further acknowledges that Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than the Employee.

3.	Consideration Period. Employee shall have twenty-one (21) calendar days from May 29, 2020 to consider signing this Agreement.

4.	Revocation Period. Employee shall have seven (7) calendar days after the date Employee signs this Agreement to revoke the Agreement (the “Revocation Date”). If Employee opts to revoke the Agreement within Revocation period, Employee must notify the Company of this revocation in writing via the form of the letter attached hereto prior to the Revocation Date. Any revocation within this period must state “I hereby revoke my acceptance of our Separation Agreement and Release.” The written revocation must be personally delivered to Jennifer Scott, HR consultant, at the Company, by overnight mail or facsimile, and must be postmarked within seven (7) calendar days after Employee’s execution of this Agreement. This Agreement shall not become effective or enforceable until the Revocation Date. If the Revocation Date is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday. If the Employee does not expressly notify the Company in writing of his/her revocation of this Agreement as set forth herein, the Agreement will be deemed accepted upon expiration of the seven (7) day revocation period.

If Employee properly and timely revokes his acceptance of this Agreement as set forth herein, Employee acknowledges Employee will not be entitled to the payments from the Company described in Section 2(a) nor any other compensation due and owing, if any there is.

5.	Release.

a.	Employee waives his rights to a separate notice of termination as provided for in Section 5.7 of the Employment Agreement.

b.	Employee's General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee's heirs, executors, representatives, administrators, agents, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company's current and former of its officers, directors, owners, partners, employees, parent companies or entities, subsidiaries, affiliates, related entities, franchisor, affiliated entities, successors-in-interest, predecessors-in-interest, advisors, legal counsel, representatives, and agents, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of actions, indemnification, contribution, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, "Claims"), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee's hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee's execution of this Agreement, including, but not limited to:

2

i.	any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Immigration Reform and Control Act (IRCA), the Genetic Information Nondiscrimination Act (GINA), the Washington Industrial Welfare Act (IWA), the Washington Law Against Discrimination (WLAD), the Washington Family Leave Act (FLA), the Washington Leave Law, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, the Washington Equal Pay Opportunity Act (EPOA), the Washington Fair Chance Act (FCA),, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.	any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

iii.	any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

iv.	any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, Civil Rights Division, or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law; (C) indemnification rights the Employee has against the Company; (D) claims for coverage under any D&O or other similar insurance policy; and (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

If the Employee applies for unemployment benefits, the Company shall not actively contest it. However, the Company will respond truthfully, completely, and timely to any inquiries by the Washington Employment Security Department concerning the termination of Employee's employment.

Nothing in this Agreement is intended to or will be used in any way to limit Employees’ rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

3

6.	Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

a.	the Employee has read this Agreement in its entirety and understands all of its terms;

b.	by this Agreement, the Employee has been advised to consult with an attorney before executing this Agreement and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

c.	the Employee knowingly, freely, and voluntarily assents to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

d.	the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

e.	the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement; and

f.	the Employee understands that the waiver and release in this Agreement is being requested in connection with the Employee's termination of employment from the Company.

7.	Post-Separation Obligations and Restrictive Covenants.

a.	Confidential Information

The Employee understands and acknowledges that during the course of employment with the Company, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties ("Confidential Information"). The Employee further understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Employee may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

i.	For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses, or of any other person or entity that has entrusted information to the Company in confidence.

4

ii.	The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

iii.	The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee's employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

b.	Disclosure and Use Restrictions.

i.	Employee Covenants. The Employee agrees and covenants:

1.	to treat all Confidential Information as strictly confidential;

2.	not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company; and

3.	not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as allowed by applicable law.

The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue after the Employee's employment by the Company until the Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee's behalf.

ii.	Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

Nothing in this Agreement prohibits or restricts the Employee (or Employee's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

5

Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Employee from exercising protected rights under Section 7 of the National Labor Relations Act (NLRA). Employee further may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

c.	Non-Solicitation of Employees

The Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person who is then, or at any time within six (6) moths prior thereto, was an employee of the Company, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with the Company for two (2) years beginning on the Termination Date.

d.	Non-Solicitation of Customers

The Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of the Employee's experience with and relationship to the Company, the Employee has had access to and learned about much or all of the Company's customer information ("Customer Information"). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s sales or services.

The Employee understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company.

The Employee agrees and covenants for the period of two (2) years after the Termination Date, not to use the Company’s confidential information to, directly or indirectly, individually or as a consultant to or as an employee, officer, shareholder, director or other owner or participant in any business, influence or attempt to influence the customers, vendors, suppliers, joint ventures, associates, consultants, agents or partners of any affiliated entity of the Company, either directly or indirectly, to divert their business away from the Company, to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company and Employee will not otherwise materially interview with any business relationship of the Company.

8.	Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future, including any references to the Company on any social media site which could be construed as casting the Company in a negative light.

Employee further agrees to refrain from communications with or disparagement to any regulatory agency about the Company, including, but not limited to, lodging complaints about the Company or offering any testimony or evidence against the Company in any legal or administrative action unless compelled to do so under the authority of law.

The Company agrees to refrain from any defamation, slander, or tortious interference with the contracts and relationships of the Employee, whether in writing, verbally or electronically, including any references to the Employee on any social media site which could be construed as casting the Employee in a negative light.

6

9.	Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee's spouse or domestic partner, attorney, tax advisors, or as may be required by law.

This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

10.	Return of Property. Employee acknowledges and agrees that all property owned or leased by the Company that is in Employee’s possession or control, including but not limited to keys, equipment, computer hardware and software, telephones and mobile phones, customer lists, files, accounts, records, materials, documents, drawings, designs, diagrams, plans, specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, compilations of information, correspondence, in any form, including, but not limited to, paper and electronic form, and all copies, abstracts and summaries of the foregoing, instruments, tools and equipment and all other physical items, whether of a public nature or not, and whether prepared by Employee or not, shall remain the sole and exclusive property of the Company and have not and shall not be removed from the premises of the Company and if so, have properly been returned to the Company by the Termination Date. Employee further agrees that Employee has promptly surrendered and delivered to the Company all the foregoing property, and Employee will not take with her any description containing or pertaining to any confidential and proprietary information which Employee made, produced or came into possession of during the course of his employment with the Company.

11.	Remedies. In the event of a breach or threatened breach by the Employee of any provision of this Agreement, the Employee hereby acknowledges and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. Nothing in this section shall be construed to limit the damages otherwise recoverable by the Company in any such event.

In the event of a material breach by the Employee of any of the provisions of this Agreement, and following written notice of such breach by the Company to Employee and an opportunity to cure such breach within five (5) business days where such breach may be cured, in addition to any other remedies the Company may have, the Company's obligations to provide payment pursuant to this Agreement to Employee immediately terminate.

The Company also reserves the right to inform any Person, and the principals of any such Person, that the Company reasonably believes to be receiving or to be contemplating receiving from Employee any assistance of confidential and proprietary information in violation of this Section 11, and of the rights of the Company under this Section 10, that participation by such Person and Employee in activities in violation of this Section 10 may give rise to claims by the Company against such Person.

12.	Securities Laws. Employee is advised and hereby acknowledges that as a Section 16 reporting person he is subject to the disclosure requirements (Forms 4 and 5) of the Securities Exchange Act of 1934, as amended, for a period of 90 days from the Separation Date. Employee further acknowledges that he is subject to the Company’s insider trading policy, including the blackout windows, for the longer of (a) a period of 90 days from the Separation Date or (b) until such time as the Employee is no longer in possession of inside information.

7

13.	Successors and Assigns. The Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. Notwithstanding the foregoing, the Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

14.	Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to the Employee's employment with the Company or termination of employment, this Agreement, or any alleged breach of this Agreement shall be governed by the Federal Arbitration Act (FAA) and submitted to and decided by binding arbitration to be held in Sonoma County, CA. Arbitration shall be administered before the Arbitration and Mediation Center, Santa Rosa, CA. Each Party shall pay its own costs of arbitration. Any arbitral award determination shall be final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against the other in court, arbitration, or any other proceeding.

15.	Governing Law, Jurisdiction, and Venue. This Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of California without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

16.	Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of the Agreement. Employee agrees and understands that he/she is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company or as a result of equity grants being accelerated in accordance with Section 2(c) hereof and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims.

17.	Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Company and Employee relating to the Employee’s separation from the Company and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

18.	Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by an authorized officer of the Company. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19.	Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

20.	Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

8

21.	Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

22.	No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

23.	Notices. All notices under this Agreement must be given in writing by personal delivery or regular mail at the addresses indicated in this Agreement or any other address designated in writing by either Party.

Notice to Company:

Sonoma Pharmaceuticals, Inc.

1129 N. McDowell Blvd.

Petaluma, CA 94954

Direct Line 707-559-7381

Fax 415-462-5182

atrombly@sonomapharma.com

Notice to the Employee:

At the address on file with the Company

24.	Attorneys' Fees and Costs. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with the execution of the Agreement.

25.	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such separation constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

26.	Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

signature page follows

9

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

Sonoma Pharmaceuticals, Inc.

By: /s/ Amy Trombly______________ Name: Amy Trombly Title: CEO
EMPLOYEE
Signature: /s/Robert Northey___________ Print Name: Robert Northey

10